EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, Texas - March 22, 2017 - Today, March 22, 2017, the board of directors of Commercial Metals Company (NYSE: CMC) (“CMC”) declared a regular quarterly cash dividend of $0.12 per share of CMC common stock. The dividend is payable to stockholders of record as of the close of business on April 5, 2017. The dividend will be paid on April 20, 2017. This cash dividend reflects CMC’s 210th consecutive quarterly dividend.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Contact:
Susan Gerber
214-689-4300